UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

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SOUTHEASTERN BANK FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHEASTERN BANK FINANCIAL CORPORATION

3530 Wheeler Road

Augusta, Georgia 30909

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on December 18, 2008

TO THE SHAREHOLDERS OF SOUTHEASTERN BANK FINANCIAL CORPORATION:

You are hereby notified that a Special Meeting of Shareholders (the “Meeting”) of Southeastern Bank Financial Corporation, a Georgia corporation (the “Company”), will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia on December 18, 2008, at 4:00 p.m, Eastern time for the following purposes:

1.	To vote upon a proposed amendment to the Company’s Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value. A copy of the amendment is set forth in Appendix A to this Proxy Statement.

2.	To grant management of the Company the authority to adjourn the Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Meeting.

3.	To transact such other business as may properly come before the Meeting or an adjournment thereof.

Information relating to the meeting and the proposals described above is set forth in the attached Proxy Statement. Shareholders of record at the close of business on November 7, 2008 are the only shareholders entitled to notice of and to vote at the Meeting.

By Order of the Board of Directors,

Ronald L. Thigpen
Assistant Corporate Secretary

Augusta, Georgia

November 21, 2008

EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON. YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS.

SOUTHEASTERN BANK FINANCIAL CORPORATION

3530 Wheeler Road

Augusta, Georgia 30909

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

To be Held on December 18, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies for use at a Special Meeting of Shareholders (the “Meeting”) of Southeastern Bank Financial Corporation (the “Company”) to be held on December 18, 2008, at 4:00 p.m., Eastern Time and at any adjournment thereof, for the purposes set forth in this Proxy Statement. The accompanying proxy is solicited by the Board of Directors of the Company. The Meeting will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia, 30901. This Proxy Statement and the accompanying Form of Proxy were first mailed to shareholders on or about November 21, 2008.

VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

The Company has fixed November 7, 2008, as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Meeting. The Company’s only outstanding class of stock is its Common Stock. At the close of business on the Record Date, there were outstanding and entitled to vote approximately 5,987,451 shares of Common Stock held by approximately 540 shareholders of record, with each share being entitled to one vote. There are no cumulative voting rights. The approval of the proposals set forth in this Proxy Statement requires that a quorum be present at the Meeting. Shares representing a majority of the votes entitled to be cast at the meeting will constitute a quorum. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold in certain cases), will be counted.

The proposal to approve the proposed amendment to the Articles of Incorporation (the “Amendment Proposal”) requires the approval of at least a majority of the votes entitled to be cast on the proposal. The proposal to authorize management to adjourn the Meeting (the “Adjournment Proposal”) and, in general, any other proposal that is properly brought before the Meeting, will require that more votes be cast in favor of it than against it. Abstentions will be counted but broker non-votes will not be counted for purposes of determining the presence of a quorum. Both abstentions and broker non-votes will effectively constitute votes against the Amendment Proposal, but would not affect the approval of the Adjournment Proposal or, in general, other proposals properly brought before the Meeting.

All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted “FOR” the Amendment Proposal, “FOR” the Adjournment Proposal and in the discretion of the persons appointed as proxies with respect to any other matter that may properly come before the Meeting. No proxy that is marked specifically “AGAINST” the Amendment Proposal will be voted in favor of the Adjournment Proposal unless it is marked specifically “FOR” the Adjournment Proposal. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it, by delivering a duly executed proxy bearing a later date to the Company, or by attending the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Southeastern Bank Financial Corporation, 3530 Wheeler Road, Augusta, Georgia, 30909, Attention: Ronald L. Thigpen, Executive Vice President.

The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians, and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock held in their names.

PROPOSAL 1: PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

The Board has approved, subject to receiving shareholder approval, an amendment to the Company’s Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”). A copy of the amendment is set forth in Appendix A to this proxy statement. The Articles of Incorporation currently authorize only 10,000,000 shares of common stock, $1.00 par value. The amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights, and limitations of each series.

Provisions in a Company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into of securities of the Company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the Articles of Incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

The Board believes that authorization of the Preferred Stock in the manner proposed is in the best interests of the Company and its shareholders. Authorization of the Preferred Stock will provide the Company with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

The Board believes that the flexibility to issue Preferred Stock can enhance the Board’s arm’s-length bargaining capability on behalf of the Company’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of the Company more difficult. See “Anti-Takeover Provisions of the Articles of Incorporation and Bylaws.”

The rights of the holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on the Company’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of common stock. To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of the Company, thereby diminishing the rights of the holders of common stock to distribution of the Company’s assets. Shares of Preferred Stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.

The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Department of the Treasury (the “Treasury”) in

connection with the Treasury’s recently announced Troubled Asset Relief Program (“TARP”) Capital Purchase Program described below. Regardless of whether the Company ultimately issues Preferred Stock under the TARP Capital Purchase Program, the Board believes that approval of the proposed amendment to the Articles of Incorporation is in the Company’s best interest for the reasons described above.

The TARP Capital Purchase Program

On October 14, 2008, the U.S. Department of the Treasury announced the TARP Capital Purchase Program. This program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions. The TARP Capital Purchase program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

Under the TARP Capital Purchase program, the Treasury will purchase senior preferred shares of senior preferred stock from banks, bank holding companies, and other financial institutions. The senior preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares. The senior preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The senior preferred shares will be non-voting, but will have voting rights on matters that could adversely affect the shares. The shares will be callable at 100% of the issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the senior preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. Treasury’s consent will be required for any increase in common dividends per share or certain equity repurchases until the third anniversary of the date of this investment unless prior to such third anniversary either the preferred stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the preferred stock to third parties.

If the Company participates in the TARP Capital Purchase Program, the Company must issue to the Treasury warrants to purchase common stock with an aggregate market price equal to 15% of the senior preferred stock purchased by the Treasury. The exercise price on the warrants will be the market price of the Company’s common stock at the time of issuance, calculated on a
20-trading day trailing average. If the Company sells the maximum amount of preferred stock authorized under the Capital Purchase Program, the Company estimates that the ownership percentage of the current shareholders would be diluted by approximately 3% if the warrants were exercised. The amount of dilution will depend on the actual amount of capital received and on the average price of the Company’s stock for the 20-day period prior to Treasury approval.

Also, if the Company participates in the Program, the Company must adopt the Treasury’s standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds equity issued under this Program. To ensure compliance with these standards, the Company plans to enter into agreements with its senior executive officers who would be subject to these standards within the time frame prescribed by the Treasury for the Capital Purchase Program. The agreements would document each executive’s agreement to, among other things, “clawback” provisions relating to the repayment of incentive compensation based on materially inaccurate financial statements or performance metrics and limitations on certain post-termination “parachute” payments. The Company anticipates that its senior executive officers will execute such agreements in the event the Company’s participation in the Capital Purchase Program is approved.

See Appendix B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.

The Company plans to file an application to participate in the Capital Purchase Program, but its eligibility to participate is subject to further Treasury action regarding the Company’s participation specifically and participation by non-exchange-listed public companies generally. The minimum subscription amount available to a participating institution is 1% of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or 3% of risk-weighted assets. For the Company, the minimum amount would be approximately $10.0 million and the maximum amount would be approximately $30.0 million. The Company plans to apply for $30.0 million under the Capital Purchase Program but may be approved to receive less or not be approved at all. If the Treasury were to deny the Company’s application or reduce the amount of capital available to the Company under the Capital Purchase Program, the Company’s liquidity, capital resources or results of operations would not be materially affected.

At September 30, 2008, the Company, and its subsidiaries had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board nevertheless believes it is prudent for the Company to apply for capital available under the TARP Capital Purchase Program because (i) it believes that the cost of capital under this program may be significantly lower than the cost of capital otherwise available to the Company at this time, and (ii) despite being well-capitalized, additional capital under the Treasury’s program would provide the Company and its subsidiaries additional flexibility to meet future capital needs that may arise. Specifically, if the Company receives the maximum $30.0 million of capital available to it under the Capital Purchase Program, the Company plans to contribute $22.0 million to its wholly-owned subsidiary, Georgia Bank & Trust Company (the “Bank”) and to retain the remainder of the proceeds at the parent company level to support the payment of dividends and for other general corporate purposes. If the Company receives the minimum $10.0 million available to it under the Program, it plans to contribute $7.0 million to the Bank and retain the remainder of the proceeds at the parent company level as described above. In either case, the Bank plans to use the additional capital to fund prudent loan growth in its markets and to further strengthen its capital position.

The primary effect of a Capital Purchase Program investment in the Company would be to increase its capital ratios. Management does not believe it will have a material effect on the Company’s financial statements, other than increasing capital. The following table shows the Company’s capital ratios as of September 30, 2008, and pro forma to show the effects of a maximum $30.0 million Capital Purchase Program investment and a minimum $10.0 million investment as if such investments had been made as of September 30, 2008.

Regulatory Capital Ratios	September 30, 2008 Actual	Pro Forma as of September 30, 2008 Assuming Sale of $10.0 million of Senior Preferred Stock Pursuant to the Program	Pro Forma as of September 30, 2008 Assuming Sale of $30.0 million of Senior Preferred Stock Pursuant to the Program

Tier I Leverage Ratio	8.59%	9.27%	10.60%

Tier I Risk Based Ratio	10.49%	11.29%	12.87%

Total Risk Based Ratio	11.72%	12.52%	14.07%

Minimum regulatory standards for “well capitalized” status are a Tier I Leverage Ratio of 6%, a Tier I Risk-Based Capital Ratio of 8% and a Total Risk-Based Capital Ratio of 10%. As is evidenced by the foregoing table, the Company is currently “well capitalized” under regulatory guidelines as of September 30, 2008, even without participating in the Capital Purchase Program.

Vote Required for Approval

Adoption of this proposal requires the approval of at least a majority of the votes entitled to be cast at the Meeting.

The Board recommends that shareholders vote FOR the proposed amendment to the Articles of Incorporation to authorize the Board to issue Preferred Stock.

PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN

THE SPECIAL MEETING

If the number of shares of common stock present or represented at the Meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, the Company’s management may move to adjourn the meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal. In that event, you will be asked to vote upon the Adjournment Proposal, but not the Amendment Proposal.

In this proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Meeting and any later adjournment under the circumstances described above. If the shareholders approve this proposal, management could adjourn the Meeting (and any adjourned section of the Meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against such proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the special meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.

The Board believes that if the number of shares of common stock present or represented at the Meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of the Company’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.

Vote Required for Approval

Adoption of the Adjournment Proposal requires that more votes be cast in favor of the proposal than against it at the Meeting.

The Board recommends that shareholders vote FOR the proposal to authorize management to adjourn the Meeting.

ANTI-TAKEOVER PROVISIONS OF THE

ARTICLES OF INCORPORATION AND BYLAWS

In its bylaws, the Company has elected to be governed by the “business combination” and “fair price” statutes under the Georgia Business Corporation Code. The material provisions of these statutes are summarized below.

Georgia Business Combination Statute.

This statute precludes an interested shareholder (one owning 10% or more of the Company’s outstanding voting stock) from entering into certain business combinations (which are broadly defined) with the Company for a period of five years from the date of becoming an interested shareholder unless (i) prior to the acquisition in which he or she became an interested shareholder, approval of the board of directors of the acquisition or business combination was obtained; (ii) the interested shareholder acquired 90% of the outstanding voting stock as a result of the transaction in which he or she became an interested shareholder; or (iii) the interested shareholder, after the acquisition in which he or she became an interested shareholder, acquired 90% of the outstanding voting stock and the business combination was approved by a majority of the voting shares not held by the interested shareholder. The protection of the statute is available only if the Company “opts in” by adopting a bylaw provision specifically providing that the statute shall apply, and the Company has adopted such a provision. The statute provides protection by setting a five-year moratorium on business combinations with an interested shareholder if certain forms of approval are not obtained in advance of the business combination. This provision encourages potential acquirers to negotiate with the board of directors and discourages hostile or “two-tiered” takeovers whereby minority shareholders may be disadvantaged.

Georgia Fair Price Statute.

This statute is designed to deter “two-tiered” takeovers, which are one of the most coercive takeover techniques. In a “two-tiered” offer, the hostile offeror commences a tender offer for less than all of the target’s outstanding shares at a price much higher than that to be paid to remaining shareholders in the second-step “freeze-out merger.” Alternatively, shareholders may be offered all cash in the tender offer, but forced to accept more speculative securities in the “freeze-out merger.” Tender offers structured in either of these manners place pressure on the shareholders to tender their shares to avoid receiving the consideration of lower value to be paid in the second-step merger. Thus, these techniques may coerce shareholders into supporting a tender offer at a price they would otherwise reject as inadequate. The Fair Price Statute is designed to require that the second step transaction must be at the same price and for the same form of consideration as the initial offer. The protection of the statute is available only if the Company “opts in” by adopting a bylaw provision specifically providing that the statute shall apply, and the Company has adopted such a provision.

Similar Provisions of the Articles of Incorporation.

In addition, the Company’s articles of incorporation include provisions that provide similar anti-takeover protection to the statutory provisions described above. Subject to the exceptions listed below, these provisions require that a business combination with an interested shareholder (in this case, one owning more than 20% of the Company’s outstanding voting stock or an affiliate who owned more than 20% of such stock within the two years preceding the transaction) must be either: (i) approved by all of the continuing directors (those who are not affiliated with the interested shareholder and were directors before the interested shareholder acquired that status), provided there are a minimum of three continuing directors on the board, or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the shares held by disinterested shareholders.

The voting requirements described in the preceding paragraph will not apply to a business combination in which the consideration received by the Company’s shareholders in a business combination with an interested shareholder meets or exceeds specified thresholds and is in either cash or the same form as the interested shareholder previously paid for his or her shares. Additionally, the approval of a majority of the continuing directors is required to reduce common dividends or fail to declare or pay full periodic dividends on preferred stock between when the interested shareholder has acquired that status and when the business combination is consummated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2008, with respect to the Company’s directors, the executive officers named in the Summary Compensation Table in the proxy statement for the 2008 annual meeting of shareholders, shareholders known to the Company to own 5% or more of the Company’s common stock, and all current directors and executive officers of the Company as a group. Percentage calculations are based on 5,987,451 shares issued and outstanding. An asterisk (*) indicates ownership of less than one percent of the outstanding common stock.

Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission (“SEC”) under the Securities and Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of common stock set forth opposite their names. Where noted, exercisable options for executives are included in the number of shares beneficially owned.

Name and Address	Position(s) with the Company (1)	Number of Shares Beneficially Owned		Percentage of Ownership
William J. Badger	Director	77,884	(2)	1.30%

R. Daniel Blanton 3530 Wheeler Road Augusta, Georgia 30909	Director, President and Chief Executive Officer	481,066	(3)	8.03%

W. Marshall Brown	Director	5,227		*

Name and Address	Position(s) with the Company (1)	Number of Shares Beneficially Owned		Percentage of Ownership
Patrick D. Cunning	Director	5,527	(4)	*

Warren A. Daniel	Director	33,830	(5)	*

Edward G. Meybohm	Vice Chairman of the Board of the Company and Chairman of the Board of the Bank	284,274	(6)	4.75%

Robert W. Pollard, Jr. 5863 Washington Road Appling, Georgia 30802	Chairman of the Board of the Company, Vice Chairman of the Board of the Bank	493,376	(7)	8.24%

Larry S. Prather	Director	47,015	(8)	*

Darrell R. Rains	Group Vice President and Chief Financial Officer	11,550	(9)	*

Randolph R. Smith, MD 1348 Walton Way Suite 6300 Augusta, Georgia 30901	Director	303,779	(10)	5.07%

Ronald L. Thigpen	Director, Executive Vice President and Chief Operating Officer	76,112	(11)	1.27%

John W. Trulock, Jr.	Director	3,594		*

All current executive officers and directors as a group (10 persons)		1,823,234	(12)	30.45%
Other Beneficial Owners of Greater than 5% of the Company’s Common Stock
RWP, Sr., Enterprises, LLLP (13) 5863 Washington Road Appling, GA 30802	N/A	1,017,742		17.00%

Levi A. Pollard 3310 Scotts Ferry Road Appling, Georgia 30802	N/A	407,096	(14)	6.80%

*	Represents less than one percent of the outstanding shares.
1.	See “Election of Directors” for information regarding positions with the Bank and the Thrift.
2.	Includes 8,208 shares held in Mr. Badger’s IRA and 3,216 shares held by Mrs. Badger and 13,333 shares pledged as collateral.
3.	Includes 2,088 shares held in Mr. Blanton’s IRA, 187,019 shares held by Mr. Blanton’s wife, 7,537 shares held jointly with Mr. Blanton’s wife, 102,073 shares held in trust by Mr. Blanton’s wife as trustee for their minor children, 16,903 shares held in Mr. Blanton’s children’s name and 8,800 shares in exercisable options.
4.	Includes 2,200 shares in exercisable options.
5.	Includes 8,569 shares held in Mr. Daniel’s IRA.

6.	Includes 67,731 shares held in an IRA plan as to which Mr. Meybohm is a beneficiary.
7.	Includes 4,466 shares held by Mr. Pollard’s wife, 160,440 shares held in trust for their minor children, 1,773shares held by Mr. Pollard’s children.
8.	Includes 20,061 shares held in Mr. Prather’s IRA, 440 shares held in a partnership, 880 shares held in Mr. Prather’s name as custodian for grandchild and 550 shares held by Mr. Prather’s wife.
9.	Includes 4,400 shares in exercisable options.
10.	Includes 79,464 shares held in a pension and profit sharing plan as to which Dr. Smith is a beneficiary.
11.	Includes 14,332 shares held in Mr. Thigpen’s IRA, 31,560 shares held jointly with Mr. Thigpen’s wife and exercisable options for 26,420 shares.
12.	Includes 41,820 shares subject to exercisable options.
13.	RWP, Sr. Enterprises LLLP is a family limited partnership with four general partners: Robert W. Pollard, Jr.; Levi A. Pollard, V; Patricia P. Blanton; and Lynn Pollard Nickerson. All voting, dispositive and other activities by the partnership are taken by majority vote of the general partners, and each general partner has equal voting rights.
14.	Includes 45,094 shares held in trust for Mr. Pollard’s children and 770 shares held in trust for Mr. Pollards’ niece and nephews.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Shareholder Proposals

To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to November 25, 2008 for the next year’s annual meeting. The persons named as proxies in the Company’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 3530 Wheeler Road, Augusta, Georgia, 30909. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Appendix A

AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SOUTHEASTERN BANK FINANCIAL CORPORATION

Article Two of the Articles of Incorporation of Southeastern Bank Financial Corporation is hereby deleted in its entirety and the following new Article Two is inserted in its place:

ARTICLE TWO

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 20,000,000 shares, of which 10,000,000 shares shall be common stock, $3.00 par value per share, and of which 10,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

(b) The Board of Directors of the Company is hereby granted the authority, subject to the provisions of this Article Two and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii)	Any other relative rights, preferences and limitations of that series.

A-1

(d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Company to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Company shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Company.

A-2

Appendix B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and
“U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

SOUTHEASTERN BANK FINANCIAL CORPORATION

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 18, 2008

The undersigned shareholder of Southeastern Bank Financial Corporation (the “Company”) hereby appoints J. Pierce Blanchard, Jr. and Tom C. McLaughlin as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at the Cotton Exchange Office of the Company at 32 Eighth Street, Augusta,. Georgia on December 18, 2008 at 4:00 p.m. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1:	To approve a proposed amendment to the Company’s Articles of Incorporation authorizing a class of 10,000,000 shares of preferred stock, no par value, as set forth in Appendix A to the Proxy Statement.

☐	FOR the proposed amendment to the Articles of Incorporation	☐	AGAINST the proposed amendment to the Articles of Incorporation	☐	ABSTAIN

PROPOSAL 2:	To authorize management of the Company to adjourn the Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Meeting

☐	FOR the proposal to authorize management to adjourn the Meeting	☐	AGAINST the proposal to authorize management to adjourn the Meeting	☐	ABSTAIN

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the proposed amendment to the Company’s Articles of Incorporation and FOR the proposal to authorize management to adjourn the Meeting. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the Meeting and that properly come before the meeting.

Dated: , 2008
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian, or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.

Please mark, date, and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.

PLEASE RETURN PROXY AS SOON AS POSSIBLE